EXHIBIT 99.1

     CT CORPORATION


December 15, 2005

John Duncanson
Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY 10005

RE: the Registration Statement on Form S-3 (the "Registration Statement") of
    XL Capital Ltd to be filed with the Securities and Exchange Commission, relating to XL Capital Ltd's Dividend Reinvestment and Share Purchase Plan.

Dear Mr. Duncanson,

CT Corporation System ("CT"), located at 111 Eighth Avenue, New York, New York 10011, hereby accepts its appointment as agent for service of process for XL Capital Ltd in connection with the Registration Statement referenced above.

We understand any process received by us shall be forwarded to:


XL Capital Ltd
XL House
One Bermudiana Road
Hamilton, Bermuda HM 11
Attn: Charles F. Barr, Esq.


CT must be notified immediately of any change(s) to this address or the billing address.

We acknowledge receiving $594.00 for the first year of this appointment. XL Capital Ltd will be billed annually at our then current renewal rate so long as such bills continue to be paid, or until we are advised in writing to discontinue our representation.

Our continued representation is contingent upon our receipt of timely payment of our renewal invoices.

Best regards,


/s/ Arlene Bernal
Arlene Bernal
Department Manager



111 Eighth Avenue
New York, NY 10011
Tel. 212 590 9009
Fax 212 894 8710



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